EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is dated as of July 1, 2016, and is entered into between Knoll, Inc., a Delaware corporation (the “Company”), and Andrew
B. Cogan (“Executive”).

WHEREAS, Executive and the Company have entered into that certain Employment Agreement dated as of March 23, 2001 (as amended or modified from time to time prior to the date hereof, the “Existing Employment Agreement”); and

WHEREAS, the parties to the Existing Employment Agreement wish to amend and restate the Existing Employment Agreement to make certain amendments and modifications, all as more fully set forth herein.

NOW, THEREFORE, the parties hereby agree:

ARTICLE I

Employment, Duties and Responsibilities

1.01    Employment. The Company shall employ Executive as Chief Executive Officer of the Company. Executive hereby accepts such employment. Executive agrees to devote his full business time and efforts to promote the interests of the Company. Executive may serve on the board of directors of no more than two for-profit entities, excluding the Board.

1.02    Duties and Responsibilities. Executive shall have such duties and responsibilities as are customarily associated with such position and as are assigned to the Executive from time to time by the Company's Board of Directors (the “Board”). Executive shall in any event perform such additional services, without the receipt of additional compensation, with respect to the Company's subsidiaries as are assigned from time to time by the Board.

ARTICLE II

Term

2.01. Term. (a) The term of this Agreement (the “Term”) shall commence on July 1, 2016, and shall continue for a period of one year from such date; provided, however, that the term of the Executive's employment shall be automatically extended without further action of either party for successive additional periods of one year, unless written notice of either party's intention not to extend has been given to the other party at least sixty (60) days prior to the expiration of the then effective term.

(b) Executive represents and warrants to the Company that to the best of his knowledge, neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.

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ARTICLE III

Compensation and Expenses

3.01    Salary, Bonuses and Benefits. As compensation and consideration for the performance by Executive of his obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

(a)The Company shall pay Executive a base salary (“Base Salary”) during the Term, payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law, at the rate of not less than $1,000,000 per annum. The Company agrees to review such compensation (for possible increases, not decreases) not less frequently than annually during the Term.

(b)Executive shall participate during the Term in such pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans and programs, for the benefit of the employees of the Company, as may be maintained from time to time during the Term, in each case to the extent and in the manner available to other executive officers of the Company and subject to the terms and provisions of such plans or programs. Executive confirms that he is aware that the Company or one of its affiliates may seek to obtain for their benefit “key man” insurance covering the Executive and Executive agrees to use his reasonable best efforts (without the incurrence of any unreimbursed out-of-pocket expenses) to cooperate in connection therewith.

(c)Executive shall participate during the Term in the Company’s annual discretionary non-equity management incentive plan, with a target annual bonus opportunity for each year during the Term of at least 100% of Executive's Base Salary at the time of the award, which shall be calculated on the basis of achievement of goals set by the Board, which goals may include, without limitation, specific individual goals and/or corporate performance parameters such as revenue, profit, balance sheet and cash management objectives. The Board shall establish the goals applicable to Executive in consultation with the Executive in advance of any fiscal year or other applicable period.

(d)Executive shall be entitled to a paid vacation, in accordance with Company policy (but not necessarily consecutive vacation weeks) during the Term.

(e)During and after the Term the Company agrees that if Executive is made a party, or compelled to testify or otherwise participate in, any action, suit or proceeding, (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company or any of its subsidiaries, the Executive shall be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director or officer of the Company or subsidiary, for the period of any applicable statute of limitations or, if longer, for the period in which any such Proceeding which commenced within the period of any such statute of limitations is pending. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that, pursuant to applicable law, he is not entitled to be indemnified against such costs and expenses. During the Term (and thereafter for the period of any applicable

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statute of limitations), the Company agrees to purchase from a reputable insurance company, and maintain, a directors’ and officers’ liability insurance policy covering the Executive, in amounts reasonably determined by the Board to be appropriate for directors and officers of the Company given the Company's business, securities, operations and financial condition.

3.02    Expenses. The Company will reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time during the Term.

3.03    Parachute Payments. If any payment or benefit received or to be received by Executive pursuant to this Agreement, Company’s equity agreements with Executive or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then such Payments shall be either (A) provided in full or (B) provided at such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”). For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. If Payments are to be reduced to the Reduced Amount pursuant to this Section, such Payments shall be reduced in the order that would provide the Executive with the largest amount of after- tax proceeds (with such order, to the extent permitted by Code Sections 280G and 409A designated by the Executive, or otherwise determined by the Independent Tax Counsel).
ARTICLE IV

Exclusivity, Etc.

4.01    Exclusivity. Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Executive agrees that he will devote his entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. Executive also agrees that he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company, except as permitted in Section 4.02 below. Executive agrees that all of his activities as an employee of the Company shall be in conformity with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

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4.02    Other Business Ventures. Executive agrees that, so long as he is employed by the Company, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company, any of its subsidiaries, or its other affiliates (“Affiliates”). Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.

4.03    Confidentiality; Non-competition. (a) Executive agrees that he will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, any information pertaining to any business process, method or means, customer lists, details of contracts with or requirements of customers, any information pertaining to accounting methods, practices and procedures, financial records or financial condition, computer systems and software, sales or marketing plans, acquisition plans or candidates, Intellectual Property (as hereinafter defined) of the Company or any of its subsidiaries or Affiliates, or any other written information treated as confidential or as a trade secret by the Company or any of its subsidiaries or Affiliates, which he may have learned or acquired in connection with his employment (collectively, “Confidential information”). Executive's obligation under this Section 4.03(a) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to Executive prior to his receipt of such information from the Company or any predecessor of the Company with which he was employed, as evidenced by written records of Executive or (iv) is hereafter disclosed to Executive by a third party which, to Executive's knowledge, is not under an obligation of confidence to the Company. Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any notes, memoranda, papers, documents, correspondence or writing (which shall include information recorded or stored in writing, on magnetic tape or disc, or otherwise stored for reproduction, whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record being made) containing or reflecting any Confidential Information (“Documents”). Executive recognizes that all such Documents, whether developed by him or by someone else, will be the sole and exclusive property of the Company. Upon termination of his employment hereunder, Executive shall forthwith deliver to the Company all such Confidential Information, including without limitation all Documents, correspondence, and any other property held by him or under his control in relation to the business or affairs of the Company, and no copy of any Confidential Information shall be retained by him.

(b)    Executive acknowledges and agrees that the Company owns all writings, trade names, trademarks, service marks, copyrights, database rights, domain name rights and other intellectual property and material registered or registrable or otherwise protected or protectable under state, federal or foreign patent, trademark, copyright or similar laws, including, without limitation, analytics, software, programs and models owned, developed or utilized by or on behalf of the Company or any of its subsidiaries or Affiliates in connection with its business (collectively “Intellectual Property”). Executive further agrees that he shall not at any time assert, and hereby waives, any claim of right against the Company or any of its subsidiaries, Affiliates or licensees with respect to the Intellectual Property.

(c)    Upon any termination of Executive's employment with the Company, the Executive shall not, for a period of two years from the date of such termination, directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venture or otherwise,

EXHIBIT 10.1

engage in any business activities which are competitive, to a material extent, with any substantial type or kind of business activities conducted by the Company or any of its subsidiaries or Affiliates at the time of such termination (provided that Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any business having a class of capital stock which is traded on any national stock exchange, interdealer quotation system or in the over-the-counter market); (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company or any of its subsidiaries or Affiliates to terminate such person's contract of employment or agency, as the case may be, with the Company or any of its subsidiaries or Affiliates or (iii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company or any of its subsidiaries or Affiliates, nor will he attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company or any of its subsidiaries or Affiliates.

(d)    Executive agrees that, at any time and from time to time during and after the Term, he will execute any and all documents which the Company may deem reasonably necessary or appropriate to effectuate the provisions of this Section 4.03.

4.04    Equitable Relief. Executive and the Company agree that the restrictions, prohibitions and other provisions of Article IV of this Agreement are reasonable, fair, and equitable in scope, terms, and duration, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement. The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior consent of the Board, shall leave his employment for any reason and take any action in violation of this Article IV, the Company will be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 4.05 below, to enjoin the Executive from breaching the provisions of Article IV. In such action, the Company will not be required to plead or prove irreparable harm or lack of an adequate remedy at law.

4.05    Submission to Jurisdiction. Any proceeding or action must be commenced in the federal courts, or in the absence of federal jurisdiction in state court, in either case in the County of New York. The Executive and the Company irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy or which shall be conclusive evidence of the fact and the account of any liability of the Executive or the Company therein described, or by appropriate proceedings under an applicable treaty or otherwise.

ARTICLE V

Termination

5.01    Termination by the Company. The Company shall have the right to terminate Executive's employment at any time, with or without “Cause”. For purposes of this Agreement, “Cause” shall mean (i) the substantial and continued failure of Executive to perform material duties reasonably required of

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Executive by the Board (it being understood that a failure to attain performance objectives shall not be treated as a failure to perform material duties for purpose of this clause (i)) for a period of not less than 30 consecutive days, provided notice in writing from the Board is given to Executive specifying in reasonable detail the circumstances constituting such substantial and continued failure, (ii) conduct substantially disloyal to the Company which conduct is identified in reasonable detail by notice in writing from the Board and which conduct, if susceptible of cure, is not remedied by Executive within 30 days of Executive's receipt of such notice, (iii) any act of fraud, embezzlement or misappropriation against the Company, or (iv) the conviction of Executive of a felony.

5.02    Death. In the event Executive dies during the Term, his employment shall automatically terminate effective on the date of his death.

5.03    Disability. In the event that Executive shall suffer a disability which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least 90 consecutive days, or 180 nonconsecutive days within any 365 day period, the Company shall have the right to terminate Executive's employment for “Disability,” such termination to be effective upon the giving of notice thereof to Executive in accordance with Section 6.03 hereof.

5.04    Compensation upon Termination. (a) In the event of termination of Executive's employment by the Company (other than for Death, Cause or Disability), or in the event of termination of Executive's employment by the Company as a result of the Company's failure to renew this Agreement, or in the event of a termination of Executive's employment by Executive following a breach of a material provision of this Agreement by the Company, provided that the Executive has given advance written notice to the Company, identifying the basis for the breach in reasonable detail and, except in the event of a failure to pay Base Salary, giving the Company 30 days' opportunity to cure, the Company shall pay Executive an amount equal to the sum of (i) 200% of the Executive's then current Base Salary, payable in twenty-four equal monthly installments following the date of such termination, plus (ii) the average of the annual bonuses paid to Executive pursuant to Section 3.01(c) hereof for the two completed fiscal years of the Company that immediately preceded the fiscal year of the Executive’s termination of employment (“Termination Pay”), payable in twelve consecutive equal monthly installments following the date of such termination; provided, however, that in order to comply with Internal Revenue Code Section 409A, the payout of the Termination Pay shall be as follows:

(x)    The first six monthly installments shall be paid to Executive on the six-month anniversary of the date of Executive’s termination of employment; and

(y)    The next eighteen monthly installments (six in the case of the amount due in 5.04(a)(ii) above) shall be paid to Executive one installment each on the seventh through twenty-fourth (twelfth anniversary in the case of the amount due in Section 5.04(a)(ii) above) anniversaries of the date of Executive’s termination of employment.

(b)    The Executive's rights upon termination of employment with respect to stock options, restricted stock or other incentive awards shall be governed by the terms and conditions of the applicable award agreements or as established by the Company with respect to such awards.

(c)    If the Executive's employment is terminated under the circumstances described in Section 5.04(a), and if Executive elects to continue medical benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Company shall reimburse Executive for a portion of the applicable COBRA premium equal to the portion of the premium then paid by Company for Executive prior to

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termination, for the time period commencing on the date of termination until the earlier of: (i) the date Executive obtains alternate full-time employment pursuant to which he is covered by a group health insurance plan; or (ii) the date the Executive is otherwise no longer eligible for COBRA continuation coverage. The amount of premiums paid by the Company during this period shall be treated as taxable income to the Executive if the provision of such benefits on a non-taxable basis would subject the Executive to tax on the benefits received under Section 105(h) of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder or if it would violate any other applicable laws.

(d)    Except as provided in this Section 5.04, Executive shall not be entitled to compensation as a result of any termination of his employment with the Company.

ARTICLE VI

Miscellaneous

6.01    Mitigation; Offset. Executive shall not be required to mitigate damages resulting from his termination of employment and, during such time, the amounts payable to Executive pursuant to Article V of this Agreement shall not be offset or reduced by any other compensation earned by Executive.

6.02    Benefit of Agreement; Assignment; Beneficiary. (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive's estate.

(b) The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.03    Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by electronic mail or telecopier or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to: Knoll, Inc., 1235 Water Street, East Greenville, PA 18041, Attention: General Counsel, fax: (215) 679-1013, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to such address as Executive shall designate by written notice to the Company from time to time, with a copy to    . Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

6.04    Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the term and supersedes any and all prior agreements and understandings (including, without limitation, the Existing

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Employment Agreement), whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

6.05    Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.06    Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
6.07    Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York without reference to the principles of conflict of laws.

6.08    Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

6.09    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

6.10    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

6.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.12    Section 409A. It is intended that the terms of this Agreement comply with Section 409A of the Code and related Treasury regulations (“Section 409A”) or an exemption therefrom, and the terms of this Agreement will be interpreted accordingly; provided, however, that the Company, the Company’s Affiliates, and their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to Executive with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Notwithstanding any provision to the contrary in this Agreement, with respect to any amounts under this Agreement that are determined to be deferred compensation for purposes of Section 409A and payable as a result of Executive’s termination of employment, Executive shall not be deemed to have terminated employment unless and until he has experienced a “separation from service” (as that term is used in Section 409A). Any reimbursements or in-kind benefits provided to or for the benefit of Executive that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(v). Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect

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the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code; in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of Executive’s separation from service, or, if earlier, the date of death.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

Knoll, Inc.

By:	/s/ Burton B. Staniar
Name: Burton B. Staniar
Title: Chairman

/s/ Andrew B. Cogan
Andrew B. Cogan